Exhibit 99.1

Contacts: Brian Lynch Patrick Burke (760) 931-1771
Laura J. Flanagan Named to Board of Directors of Callaway Golf Company
CARLSBAD, CA, November 6, 2018 /PRNewswire/ Callaway Golf Company (NYSE:ELY) today announced that it has increased the size of the Company’s Board of Directors from nine to ten members, and that Laura J. Flanagan has been appointed to the Board. She will begin serving immediately and will stand for election for a full one-year term at the Company’s 2019 Annual Meeting of Shareholders.
Ms. Flanagan, age 51, is currently the Chief Executive Officer of Foster Farms, the West Coast leader in branded and private label poultry, headquartered in Livingston, California. She was previously the President of the Snacks Division of ConAgra Foods, Inc., a packaged foods company headquartered in Omaha, Nebraska, from 2011 until 2014, and served as President of ConAgra’s Convenient Meals Division from 2008 until 2011. Prior to joining ConAgra in 2008, Ms. Flanagan was Vice President and Chief Marketing Officer for Tropicana® Shelf Stable Juices at PepsiCo Inc. from 2005 to 2008. Ms. Flanagan also held various marketing leadership positions at General Mills, Inc. and PepsiCo Inc. from 1996 to 2005. Ms. Flanagan has served since June 2016 as a member of the board of directors of Core-Mark Holding Company, Inc., a publicly traded company and one of the largest wholesale distributors to the convenience retail industry in North America, and she currently serves on such board’s Compensation and Nominating and Corporate Governance Committees. Ms. Flanagan has been a member of the National Association of Corporate Directors since 2014. Ms. Flanagan earned a B.S. degree in Engineering from Case Western Reserve University in 1990 and an MBA from the Stanford Graduate School of Business in 1996.
“Laura’s extensive knowledge of corporate strategy, marketing, retail and operations, as well as her CEO-level experience, will benefit the Board greatly,” commented Ronald S. Beard, Chairman of the Board of Callaway Golf Company. “We are excited to have her join us.”
The addition of Ms. Flanagan expands the board to a total of ten members, including Chairman, Ronald S. Beard, Samuel H. Armacost, Oliver “Chip” Brewer III, John C. Cushman, III, Russell L. Fleischer, John F. Lundgren, Adebayo O. Ogunlesi, Linda B. Segre and Anthony S. Thornley. Callaway Golf’s Bylaws mandate that the Company’s Board consist of not less than six nor more than fifteen members, of which the substantial majority must be independent. With the addition of Ms. Flanagan as an independent director, nine of the ten board members qualify as independent under applicable standards. For more on the Company’s board of directors, visit the Investor Relations section of the Company’s website at www.callawaygolf.com.

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About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, OGIO and TravisMathew brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com. www.OGIO.com, and www.travismathew.com.